-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED to Apply for Nasdaq SmallCap Market Listing

HOUSTON, TEXAS, July 2, 2004 - Reliability Incorporated (NASDAQ: REAL), a leader in burn-in and test technology for semiconductors, today announced that it received a determination by the Nasdaq Listing Qualification Staff on June 28, 2004 indicating that the Company fails to comply with the stockholders' minimum equity requirement of $10 million for continued listing on the Nasdaq National Market set forth in Marketplace Rule 4450(a)(3), Maintenance Standard 2. The Company's equity was $9.6 million as of March 31, 2004. Accordingly, the Company's securities will be delisted from The Nasdaq National Market at the opening of business on July 8, 2004.

The Company plans to apply for a transfer to The Nasdaq SmallCap Market. The Company believes that it meets the Nasdaq SmallCap qualifications for the transfer, under existing rules. However, there can be no assurance that the request for listing will be approved.

See the Company's websites at www.relinc.com and www.ezyload.com.

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and a hydraulic lift product for the automotive aftermarket.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services, the impact of entering a new line of business (automotive aftermarket), with different marketing strategies, marketing channels, and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product, and continued listing on public markets such as Nasdaq. Actual results may materially differ from projections.